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                                                                    EXHIBIT 4.14


                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

     Oracle Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Oracle Corporation, and the date of filing of its original Certificate of Incorporation with the Secretary of State was October 29, 1986.

     2. Article 4 of the Certificate of Incorporation is amended to read, in full, as follows:

     "The total number of shares of stock of all classes which the corporation has the authority to issue is 2,001,000,000, consisting of 2,000,000,000 shares of Common Stock with a par value of $0.01 per share, and 1,000,000 shares of Preferred Stock with a par value of $0.01 per share."

     3. This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Oracle Corporation has caused this Certificate to be signed and attested by its duly authorized officers as of this 29th day of October, 1996.

                              ORACLE CORPORATION,
                              a Delaware corporation


                              By:   /s/ Raymond L. Ocampo Jr.
                                    -------------------------
                                    Raymond L. Ocampo Jr.
                                    Senior Vice President, General
                                    Counsel & Corporate Secretary


ATTEST:

By:  /s/ Thomas Theodores
     --------------------
     Assistant Secretary
     Thomas Theodores